SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No.  )

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BALCHEM CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 19, 2014

TO OUR STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Balchem Corporation will be held at the Omni Berkshire Place Hotel, 21 E. 52nd Street, New York, NY 10022, on Thursday, June 19, 2014 at 11:00 a.m. for the following purposes:

1.	To elect three Class 3 directors to the Board of Directors to serve until the Annual Meeting of Stockholders in 2017 and thereafter until their respective successors are elected and qualified;

2.	To ratify the appointment of McGladrey LLP as our independent registered publicaccounting firm for the fiscal year ending December 31, 2014;

3.	To hold an advisory (non-binding) vote on the Company’s executive compensation (“Say on Pay”);

4.	To transact such other business as may properly come before the Meeting or any adjournment thereof.

Information with respect to the above matters is set forth in the Proxy Statement, which accompanies this Notice.

The Board of Directors has set April 24, 2014 as the record date for the Annual Meeting. This means that only stockholders of record at the close of business on that date are entitled to notice of and to vote at the Meeting or any adjournment thereof.

We hope that all stockholders who can conveniently do so will attend the Meeting.  Stockholders who do not expect to be able to attend the Meeting are requested to complete, date and sign the enclosed proxy and promptly return the same in the stamped, self-addressed envelope enclosed for your convenience. Stockholders may also submit a proxy over the internet or by phone.  Stockholders who are present at the Meeting may withdraw their proxies and vote in person, if they so desire.

BY ORDER OF THE BOARD OF DIRECTORS

Dated: May 6, 2014	Dino A. Rossi, Chairman, President & CEO

New Hampton, New York 10958 Tel: 845-326-5600 Fax: 845-326-5702

PROXY STATEMENT

BALCHEM CORPORATION

GENERAL

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Balchem Corporation (the “Company”) to be voted at the 2014 Annual Meeting of Stockholders (the “Annual Meeting” or the “Meeting”) in the Omni Berkshire Place Hotel, 21 E. 52nd Street, New York, NY 10022, on Thursday, June 19, 2014 at 11:00 a.m., local time, and at any adjournment or postponement thereof.  This Proxy Statement and a proxy card are expected to be sent to stockholders beginning on or about May 6, 2014.

The Board of Directors of the Company (the “Board of Directors” or the “Board”) has fixed the close of business on April 24, 2014 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. At the Annual Meeting, stockholders will be asked to consider and vote upon the following matters:

•	The election of three Class 3 directors to the Board of Directors to serve until the Annual Meeting of Stockholders in 2017 and thereafter until their respective successors are elected and qualified;
•	Ratification of the appointment of McGladrey LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014;
•	Approval on an advisory (non-binding) basis of the Company’s executive compensation (“Say on Pay”); and
•	Stockholders may also consider and act upon such other matters as may properly come before the Annual Meeting or any adjournments thereof.

You can ensure that your shares are voted at the Annual Meeting by completing, signing, dating and returning the enclosed proxy card in the envelope provided. Sending in a signed proxy will not affect your right to attend the Meeting and vote.  A stockholder who gives a proxy may revoke it at any time before it is exercised by voting in person at the Annual Meeting, by submitting another proxy bearing a later date or by notifying the Inspectors of Election or the Secretary of the Company of such revocation, in writing, prior to the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to attend and vote in person at the Annual Meeting, you must obtain from the record holder a proxy issued in your name.

If your shares are registered in your name with our transfer agent, you may vote either over the internet or by telephone. Specific instructions for voting in this manner are set forth on the enclosed proxy card. These procedures are designed to authenticate each stockholder’s identity and to allow stockholders to vote their shares and confirm that their instructions have been properly recorded. If your shares are registered in the name of a bank or brokerage firm, you may also be able to vote your shares over the internet or by telephone. A large number of banks and brokerage firms are participating in online programs that allow eligible stockholders to vote over the internet or by telephone. If your bank or brokerage firm is participating in such a program, your voting form will provide instructions. If your voting form does not contain internet or telephone voting information, please complete and return the paper voting form in the self-addressed, postage-paid envelope provided by your bank or brokerage firm.

If you properly specify how a proxy is to be voted, it will be voted accordingly.  If you sign a proxy card or voting form but do not provide voting instructions, it will be voted FOR the director nominees, FOR ratification of the appointment of the auditors, FOR approval of the Company’s executive compensation,  and at the discretion of the proxy holders with regard to any other matter that may come before the Meeting or any adjournment thereof.

Broker non-votes are shares held by brokers or nominees that are present in person or represented by proxy, but are not voted on a particular matter because instructions have not been received from the beneficial owner and the broker or nominee does not have discretion to vote without such instructions.  Brokers and nominees generally do not have such discretion when the matter is deemed by the broker voting rules to be “non-routine.”  The ratification of the independent registered public accounting firm is considered to be a “routine” matter with respect to which brokers and nominees have discretion to vote shares held by them in street-name in their discretion absent any instructions received from the beneficial owners of such shares.  Brokers and nominees do not have such discretion with respect to the election of directors or  Say on Pay.

Proxies may be solicited, without additional compensation, by directors, officers and other regular employees of the Company by telephone, email, fax or in person. All expenses incurred in connection with this solicitation will be borne by the Company.  Brokers, nominees, fiduciaries and other custodians have been requested to forward soliciting material to the beneficial owners of Common Stock held of record by them, and such custodians will be reimbursed for their reasonable expenses.

Internet Availability of Proxy Materials

 The Company’s Proxy Statement and Annual Report to stockholders for the year ended December 31, 2013 are available at http://proxymaterials.balchem.com.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

The Company’s Bylaws provide for a staggered term Board of Directors consisting of six (6) members, with the classification of the Board of Directors into three classes (Class 1, Class 2 and Class 3).  The term of the three current Class 3 directors will expire at the Annual Meeting. The Class 2 and Class 1 directors will remain in office until their terms expire, at the annual meetings of stockholders to be held in the years 2015 and 2016, respectively.

Accordingly, at the 2014 Annual Meeting, three Class 3 directors are to be elected to hold office until the annual meeting of stockholders to be held in 2017 and thereafter until their successors have been elected and qualified. The nominees are listed below with brief biographies and are currently directors and have been nominated for election after due consideration by the Corporate Governance and Nominating Committee and the Board. The Board is not aware of any reason why any such nominee may be unable to serve as a director. If any, some or all of such nominees are unable to serve, the shares represented by all valid proxies will be voted for the election of such other person or persons, as the case may be, as the Board may recommend, or the Board may amend the Company’s Bylaws to reduce the size of the Board.

Vote Required to Elect Directors

Under the rules of the Securities and Exchange Commission (the “SEC”), boxes and a designated blank space are provided on the form of proxy for stockholders to mark if they wish to vote in favor of or withhold authority to vote for the Company’s nominees for director.

A director nominee must receive a plurality of the votes cast at the Meeting, assuming a quorum is present. This means that a broker non-vote or a vote withheld from a particular nominee will not affect the outcome of the election of directors.

If for any reason any such named nominee should not be available as a candidate for director, the proxies will be voted in accordance with the authority conferred in the proxy for such other candidate as may be nominated by the Company’s Board of Directors.

Majority Vote Policy

In 2012, the Board of Directors amended the Company’s Corporate Governance Guidelines and adopted a Director Resignation Policy.  This policy provides, if a nominee for director in an uncontested election receives a greater number of “withhold” votes for election than “for” votes (“Majority of Withhold”), that director shall promptly tender to the Board his or her resignation from the Board of Directors. Our Corporate Governance and Nominating Committee will then make a recommendation to the Board whether to accept or reject the resignation tendered by such director or whether other action is necessary.

Our Board will act on the tendered resignation, taking into account the recommendation of the Corporate Governance and Nominating Committee, as well as other potentially relevant factors, within 90 days from the date of the certification of the election results. The director whose resignation is under consideration is not permitted to participate in the recommendation of the Corporate Governance and Nominating Committee or deliberations of the Board with respect to his or her resignation. If a director’s resignation is accepted by our Board, the Board may fill the resulting vacancy or may amend the Company’s Bylaws to decrease the size of the Board.

The Company’s Corporate Governance Guidelines are available on the Corporate Governance page in the Investor Relations section of the Company’s website, www.balchem.com.

Nominees for Election as Director

David B. Fischer, age 51, a Class 3 director whose current term expires in 2014, was appointed as a director of the Company in September 2010.  He is the President and Chief Executive Officer of Greif, Inc. (NYSE), a supplier of industrial packing systems, and has been in this position since November of 2011.  He has also been a member of the Greif Board of Directors since November of 2011.  From 2007 to 2011, Mr. Fischer was the President and Chief Operating Officer of Greif, and from 2004 to 2007, Mr. Fischer served as Greif’s Senior Vice President and Divisional President, Industrial Packaging & Services - Americas.  He is currently a member of the Board of Directors of Ingredion Incorporated (NASDAQ). Mr. Fischer holds a Bachelor of Science degree from Purdue University. Mr. Fischer’s management and leadership skills, developed over years of responsibility for complex, global manufacturing operations, and his intimate knowledge of mergers and acquisitions, position him as a critical component of our Board of Directors, as we look to grow both organically and by acquisition.

Perry W. Premdas, age 61, a Class 3 director whose current term expires in 2014, was appointed as a director of the Company in January 2008. He is currently retired.  From 1999 to 2004, Mr. Premdas was Chief Financial Officer of Celanese AG, a chemical and plastics business spun-off by Hoechst AG and listed on the Frankfurt stock exchange and the NYSE.  He was Senior Executive Vice President and Chief Financial Officer of Centeon LLC from 1997 to 1998. Over his career, he has led treasury, finance, audit and investor relations functions of US and international companies and had general manager, executive and director roles in various wholly-owned and joint venture operations.  Mr. Premdas holds a BA from Brown University and an MBA from the Harvard University Graduate School of Business. He is currently a member of the Board of Directors of Compass Minerals International, Inc. (NYSE). During the last five years, he also served as a director of Fresenius Kabi Pharmaceuticals Holding, Inc. (NASDAQ) and Ferro Corporation (NYSE). Mr. Premdas has been our Audit Committee Chairman and the Board of Director’s audit committee financial expert since 2008.  The Company’s financial compliance programs and policies benefit from Mr. Premdas’ particular input and skilled guidance. Mr. Premdas’ combination of financial and international business management experience make him a valuable member of our Board of Directors.

Dr. John Y. Televantos, age 61, a Class 3 director whose current term expires in 2014, has been a director since February 2005, and lead director since August of 2010. Dr. Televantos is a Partner at Arsenal Capital Partners, Inc., a private equity investment firm, where he leads the Chemicals and Materials practice of the firm.  Dr. Televantos was formerly with Hercules, Inc., a chemical manufacturing company, as President of the Aqualon Division and as Vice President of Hercules, Inc. from April 2002 through February 2005.  Dr. Televantos holds B.S. and Ph.D. degrees in Chemical Engineering from the University of London, United Kingdom.  In addition to Dr. Televantos’ experience in the chemical manufacturing industry and management of publicly traded chemical manufacturing entities, Dr. Televantos is also significantly involved in private equity markets and processes involving chemical manufacturing companies.  Collectively, these make Dr. Televantos a valuable member of the Board of Directors.

UPON RECOMMENDATION BY THE CORPORATE GOVERNANCE AND NOMINATING COMMITTEE, THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE ‘FOR’ THE ELECTION OF THE ABOVE NOMINEES AS DIRECTORS.

Directors Not Standing For Election

Paul D. Coombs, age 58, a Class 2 director whose current term expires in 2015, was appointed to our Board of Directors in September 2010. From April 2005 until his retirement in June 2007, Mr. Coombs served as the Executive Vice President of Strategic Initiatives for Tetra Technologies, Inc. (NYSE), an oil and gas services company, and from May 2001 to April 2005, as its Executive Vice President and Chief Operating Officer. From January 1994 to May 2001, Mr. Coombs served as Tetra’s Executive Vice President – Oil & Gas. Mr. Coombs is a director of Tetra, and is a member of its Corporate Governance and Nominating Committee. Mr. Coombs has thirty years of experience in the oil and gas service and exploration industries, which, together with his entrepreneurial approach to management, provides the Board of Directors with essential counsel and insight into this area in which the Company seeks to expand.

Edward L. McMillan, age 68, a Class 2 director whose current term expires in 2015, has been a director of the Company since February 2003.  Mr. McMillan owns and manages McMillan, LLC, a transaction-consulting firm that provides strategic consulting services and facilitates mergers and/or acquisitions predominantly to the food and agribusiness industry sectors.  From 1988 to 1996, he was President and CEO of Purina Mills, Inc., where he was involved for approximately 25 years in various senior level positions in marketing, strategic planning, and business segment management. Mr. McMillan is a member of the Board of Trustees for the University of Illinois in Champaign, Illinois. Mr. McMillan’s background, experience and continued involvement in the agribusiness industry are of particular value to our Board of Directors.

Dino A. Rossi, age 59, has been a director of the Company since 1997 and Chairman of the Company’s Board of Directors since February 2007.  Mr. Rossi has been President and Chief Executive Officer of the Company since October 1997, Chief Financial Officer of the Company from April 1996 to January 2004 and Treasurer of the Company from June 1996 to June 2003.  He was Vice President, Finance and Administration of Norit Americas Inc., a wholly-owned subsidiary of Norit N.V., a Dutch chemicals company, from January 1994 to February 1996, and Vice President, Finance and Administration of Oakite Products Inc., a specialty chemicals company, from 1987 to 1993. During the last five years, Mr. Rossi served as a director of Scientific Learning Corporation (NASDAQ).  Mr. Rossi’s years of experience as the primary source of corporate and operational leadership for this company and his experience with other manufacturing entities, make him a valuable member of our Board of Directors.

Director Independence

The Board of Directors has made an affirmative determination that each of the Company’s directors, other than Mr. Rossi, is independent, as such term is defined under the NASDAQ Marketplace Rules.

Meeting Attendance

During fiscal 2013, the Board of Directors held five regular meetings and one special meeting.  Each director attended at least 75% of the meetings of the Board held when he or she was a director and of the meetings of those Committees of the Board on which he or she served.

The Company has a policy to strongly encourage directors to attend the annual meeting of stockholders. Historically, attendance has been excellent. All members of the Board of Directors attended the Company’s 2013 annual meeting of stockholders.

Committees of the Board of Directors

The Company’s Board of Directors has a standing Audit Committee, Executive Committee, Compensation Committee, and Corporate Governance and Nominating Committee.  The Board of Directors appoints the members of each Committee.  In 2013, the Audit Committee held three regular meetings and three telephonic meetings. The Compensation Committee held four meetings and the Corporate Governance and Nominating Committee met three times in 2013.  The Executive Committee did not meet in 2013.

Audit Committee. The Audit Committee is directly responsible for appointing, compensating and overseeing the work of the Company’s independent registered public accounting firm. The Audit Committee also assists the Board of Directors in fulfilling its oversight responsibilities with respect to the Company’s financial reporting, internal controls and procedures, and audit functions. The Audit Committee also monitors and, if necessary, investigates, reports made to the Company’s hotline dedicated for the notification of potential financial fraud under the Sarbanes-Oxley Act of 2002. Responsibilities, activities and independence of the Audit Committee are discussed in greater detail under the section of this Proxy Statement entitled “Audit Committee Report.”

The Board of Directors of the Company has adopted a written charter for the Audit Committee, which is available on the Corporate Governance page in the Investor Relations section of the Company’s website, www.balchem.com. The current members of the Audit Committee are Messrs. Premdas (Chair), Coombs, Fischer and McMillan.  The Board of Directors of the Company has determined that the Audit Committee Chairman,

Mr. Premdas, qualifies as an “audit committee financial expert,” as defined by SEC rules, and that all members of the Audit Committee are “independent” under the NASDAQ Marketplace Rules and SEC independence requirements applicable to audit committee members.

Compensation Committee.  The duties of the Compensation Committee are to (i) recommend to the Board of Directors a compensation program, including incentives, for the Chief Executive Officer and senior executives of the Company, for approval by the full Board of Directors, (ii) propose to the full Board of Directors the compensation of directors, and (iii) administer the Company’s 1999 Stock Plan, as amended on June 20, 2013, for officers, directors, directors emeritus and employees of and consultants to the Company and its subsidiaries (referred to in this Proxy Statement as the “1999 Stock Plan” or the “Stock Plan”).

The Board of Directors of the Company has adopted a written charter for the Compensation Committee, which is available on the Corporate Governance page in the Investor Relations section of the Company’s website, www.balchem.com. The current members of the Compensation Committee are Dr. Televantos (Chair) and Messrs. Fischer and McMillan, each of whom is independent, as such term is defined under the NASDAQ Marketplace Rules.

Corporate Governance and Nominating Committee. The duties of the Corporate Governance and Nominating Committee are, among other things, to consider and make recommendations to the Board concerning the appropriate size, function and needs of the Board, to determine the criteria for Board membership, to evaluate and recommend responsibilities of the Board committees, to review annually and assess the adequacy of the Company’s Corporate Governance Guidelines and recommend any changes to the Board, to oversee an annual self-evaluation of the Board and Board Committees, to oversee compliance with the Company’s Stock Ownership Policies, to consider matters of corporate social responsibility and corporate public affairs related to the Company’s employees and stockholders, to recruit, evaluate and nominate new candidates for directorships, to prepare and update an orientation program for new directors, to evaluate the performance of current directors in connection with the expiration of their term in office providing advice to the full Board as to nomination for reelection, and to recommend policies on director retirement age.  The Corporate Governance and Nominating Committee’s role with respect to the Company’s risk oversight is discussed under the section, “Board Role in Risk Oversight” below.

The Board of Directors of the Company has adopted a written charter for the Corporate Governance and Nominating Committee, which is available on the Corporate Governance page in the Investor Relations section of the Company’s website, www.balchem.com. The current members of the Corporate Governance and Nominating Committee are Messrs. McMillan (Chair), Premdas, and Coombs and Dr. Televantos, each of whom is independent, as such term is defined under the NASDAQ Marketplace Rules.

Executive Committee.  The Executive Committee is authorized to exercise all the powers of the Board of Directors in the interim between meetings of the Board, subject to the limitations imposed by Maryland law.  The Executive Committee is also responsible for: (i) the recruitment, evaluation and selection of suitable candidates for the position of Chief Executive Officer (“CEO”), for approval by the full Board; (ii) the preparation, together with the Compensation Committee, of objective criteria for the evaluation of the performance of the CEO; and (iii) reviewing the CEO’s plan of succession for key executives of the Company.  The current members of the Executive Committee are Dr. Televantos (Chair), Mr. Fischer and Mr. McMillan.

Nominations of Directors

The Corporate Governance and Nominating Committee considers re-nominating incumbent directors who continue to satisfy the Company’s criteria for membership on the Board; whom the Board believes will continue to make contributions to the Board; and who consent to continue their service on the Board.  If the incumbent directors are not nominated for re-election or if there is otherwise a vacancy on the Board, the Corporate Governance and Nominating Committee will solicit recommendations for nominees from Board members and senior members of management.  The Corporate Governance and Nominating Committee may also determine to engage a professional search firm to assist in identifying qualified candidates. The Corporate Governance and Nominating Committee also considers external director candidates or candidates recommended by one or more substantial, long-term stockholders. Generally, stockholders who individually or as a group hold 5% or more of the Company’s common stock and have continued to do so for over one year will be considered substantial, long-term stockholders. In order to be considered by the Corporate Governance and Nominating Committee, the names of such nominees, accompanied by relevant biographical information, must be properly submitted, in writing, to the Secretary of the Company by the deadline for including shareholder proposals in the Company’s proxy materials as set forth below in “Stockholder Proposals for 2015 Annual Meeting.” Stockholder nominations that comply with these procedures and that meet the criteria outlined above will receive the same consideration that other candidates receive.

The Corporate Governance and Nominating Committee and the Board have adopted guidelines for identifying or evaluating nominees for directors, including incumbent directors and nominees recommended by stockholders. The Company’s current policy is to require that a majority of the Board of Directors be independent; at least four of the directors have the financial literacy necessary for service on the audit committee and at least one of these directors qualifies as an audit committee financial expert. In addition, directors may not serve on the boards of more than three other public companies without the approval of the Board of Directors and directors must satisfy the Company’s age limit policy for directors, which require that a director retire at the conclusion of his or her term in which he or she reaches the age of 70.  The guidelines for nomination for a position on the Board of Directors provide for the selection of nominees based on the nominee’s skills, achievements and knowledge, and also contemplate that the following will be considered, among other things, in selecting nominees: experience and skills in areas critical to understanding the Company and its business; personal characteristics, such as integrity and judgment; and the candidate’s ability to commit to the Board of Directors of the Company. Members of the Corporate Governance and Nominating Committee (and/or the Board) also meet personally with each nominee to evaluate the candidate’s ability to work effectively with other members of the Board, while also exercising independent judgment. Although the Board does not have a formal diversity policy, the Board endeavors to comprise itself of members with a broad mix of professional and personal backgrounds. Further, in considering nominations, the Committee takes into account how a candidate’s professional background would fit into the mix of experiences represented by the then-current Board.

Lead Director

The Board of Directors has had a Lead Director since 2005. Dr. Televantos has been the Lead Director since August of 2010. The Lead Director functions, in general, to reinforce the independence of the Board of Directors of the Company.  The Lead Director serves at the pleasure of the Board and, in any event, only so long as that person shall be an independent director of the Company. The Corporate Governance and Nominating Committee will review annually the functions of the Lead Director and recommend to the Board any changes that it considers appropriate. The Lead Director provides a source of Board leadership complementary to that of the Chairman.  Amongst other things, the Lead Director is responsible for:  working with the Chairman and other directors to set agendas for Board meetings; providing leadership in times of crisis together with the Executive Committee; chairing regular meetings of independent Board members without management present (executive sessions); acting as liaison between the independent directors and the Chairman; and chairing Board meetings when the Chairman is not in attendance.

Current Board Leadership Structure

The Corporate Governance and Nominating Committee reviews the functioning of the Board and makes recommendations to the Board regarding the CEO, Chairman and Lead Director, in the manner in which it determines to be in the best interests of our stockholders, which is consistent with the Corporate Governance Guidelines adopted by the Company. Our Corporate Governance Guidelines are available on the Corporate Governance page in the Investor Relations section of the Company’s website, www.balchem.com. Since 2007, the positions of Chairman of the Board and CEO have been held by the same person. The Board and the Corporate Governance and Nominating Committee currently believe that the Company and its stockholders are best served by having Mr. Rossi serve in both positions. He is most familiar with our business and the unique challenges the Company faces in the current environment and is best situated to lead and focus discussions on those critical matters affecting the Company, which eliminates ineffective and unproductive meetings.  In addition, the combination of the Chairman and the CEO position succeeds because of the engaged, knowledgeable involvement of our Board of Directors in combination with our culture of open communication with the CEO and senior management, enabling the CEO to be an effective conduit between management and the Board. This structure’s effectiveness is dependent upon the active function of the Lead Director, who provides and confirms the necessary independence in the functioning of the Board.

Board Role in Risk Oversight

While our Board provides direct risk oversight, responsibility for risk oversight is primarily administered through the Corporate Governance and Nominating Committee, and, to a certain extent, through the Audit Committee. The Board and both of these Committees regularly discuss with management our major risk exposures, their potential financial impact on the Company and the management thereof. In particular, the Corporate Governance and Nominating Committee receives, or arranges for the Board of Directors to receive, periodic reports from management on areas of material risk to the Company, including operational, financial, legal, regulatory and strategic risks, with the Audit Committee focusing on areas of financial risk. The Company does not have a chief risk officer; therefore, the Corporate Governance and Nominating Committee and the Audit Committee receive these reports from the member of management tasked with the responsibility to understand, manage and mitigate the particular risks. The Chairman of the relevant Committee reports on the discussion to the full Board during the Committee reports portion of the next Board meeting, which enables the Board and its Committees to coordinate the risk oversight role, particularly with respect to cross-discipline risks and interrelated risks. The Company believes that our Board leadership structure is not related to how the Board addresses risk oversight. The Compensation Committee also evaluates risk, as such relates to our compensation program. Please refer to the discussion in the Compensation Discussion and Analysis under the section “Risk Considerations in our Compensation Program”.

Communicating With the Board of Directors

Members of the Board and executive officers are accessible by mail in care of the Company. Any matter intended for the Board, or for any individual member or members of the Board, should be directed to the General Counsel with a request to forward the communication to the intended recipient. In the alternative, stockholders can direct correspondence to the Board via the Chairman, or to the attention of the Lead Director, in care of the Company at the Company’s principal executive office address, 52 Sunrise Park Road, New Hampton, NY 10958. The Company will forward such communications, unless of an obviously inappropriate nature, to the intended recipient.

Executive Sessions of the Board of Directors

The Company’s independent directors meet regularly in executive sessions following each regularly scheduled meeting of the Board of Directors. These executive sessions are presided over by the Lead Director. The independent directors presently consist of all current directors except Mr. Rossi.

Executive Officers

Set forth below is certain information concerning the executive officers of the Company (other than Mr. Rossi, whose background is described above under the caption “Directors Not Standing For Election”).

William A. Backus, CPA, age 48, has been the Chief Accounting Officer and Assistant Treasurer of the Company since June 2011, and was Controller of the Company from January 2006 to June 2011.  He was Controller of Stewart EFI, LLC, a precision metal component manufacturer, from 1999 through 2005.

Richard A. Bendure, age 45, has been the Chief Operating Officer of the Company since December 2012.  He was Group Vice President, Americas, Water and Process Services for Nalco Company, an Ecolab, Inc. company, which specializes in water, hygiene and energy technology and services, from November 2011 to November 2012 and was its Group Vice President and Officer for its Global Strategic Business Units from 2009 to 2012. He served as Nalco’s Asia Pacific President and Officer, Business Operation from 2007 through 2008.

Frank J. Fitzpatrick, CPA, age 53, has been the Chief Financial Officer of the Company since January 2004 and Treasurer of the Company since June 2003, and was Controller of the Company from April 1997 to January 2004. He was Director of Financial Operations/Controller of Alliance Pharmaceutical Corp., a pharmaceuticals company, from September 1989 through March 1997.

Matthew D. Houston, age 50, has been General Counsel of the Company since January 2005 and Secretary since June 2005.  He was General Counsel and Secretary of Eximias Pharmaceutical Corporation, a privately held corporation, from 2001 to 2004.  Mr. Houston also held several internal counsel positions at BASF Corporation, from 1994 to 2001.  Mr. Houston received a Juris Doctor degree from Saint Louis University.

David F. Ludwig, age 56, has been Vice President and General Manager, Specialty Products since July 1999 and an executive officer of the Company since June 2000.  He was Vice President and General Manager of Scott Specialty Gases, a manufacturer of high purity gas products and specialty gas blends, from September 1997 to June 1999.  From 1986 to 1997 he held various international and domestic sales and marketing positions with Engelhard Corporation’s Pigments and Additives Division.

Code of Business Conduct and Ethics

The Company has adopted a Code of Ethics for Senior Financial Officers that applies to the Company’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Treasurer and Corporate Controller. The Company has also adopted a Business Ethics Policy applicable to its employees and a further Policy Statement which confirms that, as and when appropriate, the Business Ethics Policy and the Code of Ethics for Senior Financial Officers are applicable to the Company’s directors and officers. Any waiver of any provision in the Code of Ethics or Business Ethics Policy in favor of members of the Board or in favor of executive officers may be made only by the Board. Any such waiver, and any amendment to such Code, will be publicly disclosed in a Current Report on Form 8-K.  The Code of Ethics and Business Ethics Policy and further Policy Statement are available on the Corporate Governance page in the Investor Relations section of the Company’s website, www.balchem.com.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers and holders of more than 10% of the Company’s Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of any subsequent changes in ownership of Common Stock and other equity securities of the Company.  Specific due dates for these reports have been established and the Company is required to disclose any failure to file by these dates.

Based upon a review of such reports furnished to the Company, or written representations that no reports were required, the Company believes that during the fiscal year ended December 31, 2013, its officers and directors and holders of more than 10% of the Company’s Common Stock timely complied with Section 16(a) filing date requirements with respect to transactions during such year.

Compensation Committee Interlocks and Insider Participation

Messrs. Fischer and McMillan and Dr. Televantos, each of whom is a director of the Company, served as the members of the Compensation Committee during 2013. None of Messrs. Fischer or McMillan  or Dr. Televantos  (i) was, during the last completed fiscal year, an officer or employee of the Company, (ii) was formerly an officer of the Company or (iii) had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K under the Securities Act of 1933, as amended.  During 2013, there were no interlocking relationships between the Company’s Board of Directors or Compensation Committee, or the board of directors or compensation committee of any other company that are required to be disclosed under Item 407 of Regulation S-K.

Compensation Committee and Processes

During the fiscal year ended December 31, 2013, our Compensation Committee held primary responsibility for determining executive compensation levels. The Compensation Committee is composed of three independent directors.  The Compensation Committee solicits, receives and analyzes compensation recommendations from Company management and consultants to determine each facet of the compensation for our executive officers.  The Compensation Committee also administers our 1999 Stock Plan. The Compensation Committee solicits input from our CEO with respect to the performance of our executive officers and their compensation levels no less than once per calendar year, usually in the first quarter.

            The members of our Compensation Committee have extensive and varied experience with various public and private corporations - as investors and stockholders, as senior executives, and as directors charged with the oversight of management and the setting of executive compensation levels.  In addition to the extensive experience and expertise of the Compensation Committee’s members and their familiarity with the Company’s performance and the performance of our executive officers, the Compensation Committee is able to draw on the experience of other directors and on various legal and accounting executives employed by the Company, and the Compensation Committee has access to readily available public information regarding executive compensation structure and the establishment of appropriate compensation levels.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

General Compensation Objectives and Guidelines

The Company’s overall compensation philosophy has been to offer competitive salaries, cash incentives, equity awards and benefit plans consistent with peer entities, while considering the Company’s financial performance.  Rewarding key employees who contribute to the continued success of the Company through cash compensation and equity participation are key elements of the Company’s compensation policy. The Company’s executive compensation policy is to attract and retain key executives necessary for the Company’s short and long-term success by establishing a direct link between executive compensation and the performance of the Company, by rewarding individual initiative and the achievement of annual corporate goals through salary and cash bonus awards, and by providing equity awards, wherein executives are incentivized to generate enhanced stockholder value. To effectuate this philosophy, the Compensation Committee favors a “pay for performance” approach.  As a result, our compensation program contains a mix of stable and at risk compensation components, where a significant percentage of executive compensation is tied to individual and corporate performance.

At our Annual Meeting of Shareholders in 2013, amongst other proposals, our shareholders overwhelmingly approved (on a non-binding basis) our compensation program for the Named Executive Officers as was presented in the 2013 Proxy Statement.  As stated in our 2013 Proxy Statement, we will continue to hold annual non-binding votes of our shareholders regarding the approval of our executive compensation program.

Compensation Committee Methodology

The CEO recommends to the Compensation Committee the amount of total annual compensation for each of the other Named Executive Officers. The CEO completes an annual performance assessment for each of the other Named Executive Officers, which is reviewed and considered by the Compensation Committee in its deliberations of compensation amounts.  The Compensation Committee conducts an annual performance appraisal of the CEO based on evaluation information solicited from each of the independent members of the Board of Directors, and recommends to the Board of Directors the annual compensation package for the CEO.  In determining the compensation of the Company’s Named Executive Officers for 2013, including the compensation of the CEO, the Compensation Committee considered a number of quantitative and qualitative performance factors.  The Committee’s considerations consisted of, but were not limited to, analysis of the following factors:  financial performance of the Company, including return on equity, return on assets, growth of the Company, management of assets, liabilities, capital, liquidity and risk.  The Compensation Committee endeavors to balance short-term and long-term performance of the Company and cumulative shareholder value when establishing performance criteria for each of the Named Executive Officers and for the management team as a group.  In formulating total compensation, the Committee also considers intangible factors such as: the scope of responsibility of the executive; leadership within the Company, the community and the applicable industries in which the Company engages; and the enhancement of shareholder value.  All of these factors are considered in the context of the market for the Company’s products and services, and the complexity and difficulty of managing business risks in the prevailing economic conditions and regulatory environment.  The analysis is conducted with respect to each of the Named Executive Officers, including the CEO.  The Compensation Committee believes that the total compensation provided to the Company’s Named Executive Officers is competitive and has been demonstrated as effective. Details regarding the compensation of each of the Named Executive Officers are set forth in the tables that follow.

Compensation Consultants

The Compensation Committee has authority to engage attorneys, accountants and consultants, including executive compensation consultants, to solicit input concerning compensation matters, and to delegate any of its responsibilities to one or more directors or members of management, where it deems such delegation appropriate and permitted under applicable law.

In 2013, the Compensation Committee retained Towers Watson to provide peer group information and advice on market trends in executive compensation.  This work enabled the Compensation Committee to confirm that the Company’s executive compensation program is competitive and to discuss alternative program designs.  With respect to the engagement of Towers Watson, the Compensation Committee considered each of the six independence factors adopted by the SEC and NASDAQ under Exchange Act Rule 10C-1 and concluded that Towers Watson was independent and that its services to the Compensation Committee did not raise any conflict of interest.

Towers Watson’s work in 2013 initially focused on our Long Term Compensation Plan or LTCP, reviewing our LTCP vehicles, performance measures, and award opportunities against market and best practices.  Subsequent analyses covered the overall competitiveness of our executive compensation program.  As part of its work, Towers Watson used the “peer group” of companies, shown below:

Aceto Corp. Alexion Pharmaceuticals, Inc. American Vanguard Corp. Calgon Carbon Corp. Cambrex Corporation CARBO Ceramics Corp.	Emergent Biosolutions, Inc. Exatech, Inc. Hawkins, Inc. Impax Laboratories, Inc. Innophos Holdings, Inc. KGM Chemicals, Inc.	Masimo Corp. Medifast, Inc. Polypore International, Inc. Surmodics, Inc.

The “peer group” shown above was initially developed in 2010 based on comparability to Balchem in terms of industry and size, and has been updated to reflect any companies that are no longer publicly-traded or appropriate for comparison (see discussion in the Benchmarks Section below).

Towers Watson’s 2013 benchmarking of Balchem’s compensation program related to the following pay elements: base salary, annual incentives, total cash compensation, equity-based compensation, and total direct compensation.  Benchmarking data was compiled from the peer group shown above, as well as general industry survey data from Towers Watson’s Top Management Compensation Survey, which was adjusted to Balchem’s revenue size.  The Company believes that the peer group data, together with the compensation survey data, is representative for executive compensation benchmarking purposes.  As a general rule, from time to time, we intend to retain outside compensation consultants that will provide benchmarking data.  We anticipate that companies comprising the “peer group” will evolve from one period to another, as the Company refines its benchmarking criteria and as the Company and members of the “peer group” change in ways that make comparisons less or more appropriate.

Benchmarks

            In our continuing compensation benchmarking efforts to compare the competiveness and design of the Company’s compensation in 2013, as stated above, Towers Watson compiled compensation data from a number of sources, but primarily from a “peer group” of companies approximating the Company in that the “peer group” companies operated in one or more of chemical manufacturing, animal and human health, pharmaceutical ingredients, medical appliances and equipment industries (which are the industries in which various portions of the Company’s business are engaged), and each company in the “peer group” had: (1) market capitalization of approximately 125 million dollars to 1.5 billion dollars; and (2) approximately 105 million dollars to 660 million dollars in revenue. The “peer group” identified by Towers Watson (as listed above) is identical to the “peer group” previously used by the Compensation Committee, except for Martek Biosciences Corp.  In addition to the “peer group,” Towers Watson also compiled relevant compensation data from the following sources to augment the data from the “peer group:” the Economic Research Institute; Mercer Executive Compensation Surveys and Towers Watson’s Top Management Compensation Surveys.

While compensation survey data and benchmarking are useful guides for comparative purposes, we believe that a successful compensation program also requires the application of judgment and subjective determinations, particularly with respect to individual performance. Accordingly, our Compensation Committee applies its judgment to adjust and align each individual element of our compensation program with the broader objectives of the program.  For example, we consider other factors, including, but not limited to, the Company’s historical compensation trends; recommendations of the CEO; the performance of the Company, its operating units and their respective executives; market factors such as the health of the economy and of the industries served by the Company; the availability of executive talent; executives’ length of service; and internal assessments and recommendations regarding particular executives.  The “peer group” and compensation survey analysis was not aimed at establishing exact benchmarks for our compensation program, but rather to provide a point of reference and a “reality check” to obtain a general understanding of the current compensation levels of companies of approximately our size in industries in which we operate.

    The results of the analysis of the data from the “peer group,” as well as the other sources consulted, showed that the Company’s executive base compensation is below the market median, and the Company’s total compensation levels are consistent with the market median compensation levels of comparable companies giving consideration to equity awards and at-risk/performance compensation. In addition, Towers Watson’s assessment confirmed that the relationship of the total compensation of the Chief Executive Officer and the Named Executive Officers is within standards identified by prominent proxy advisors and credit organizations as appropriate.

Base Salary

Base salary represents the fixed component of the executive compensation program. The base annual salaries we provide to our executive officers are intended as compensation for each executive officer’s ongoing contributions to the performance of the area(s) for which they are responsible. Base salary also impacts target annual incentive cash bonus amounts and actual annual incentive cash bonus payouts, because they are based on a percentage of base salary.

 In keeping with our compensation philosophy to attract and retain individuals of high quality, executive officer base salaries have been set to be competitive with base salaries paid to executive officers of comparable companies as referenced above. The Compensation Committee also considers:  experience and industry knowledge of the Named Executive Officers; the quality and effectiveness of their leadership at the Company; performance relative to total compensation; internal pay equity among the Named Executive Officers and other Company senior executives; historical considerations; company strategy; retention factors and input from our CEO regarding individual performance.

The base annual salary levels of each of our executive officers are reviewed annually and adjusted from time to time to recognize individual performance, promotions, competitive compensation levels, retention requirements, internal pay equity, overall budgetary considerations and other qualitative factors.  As shown below in “Executive Compensation - Summary Compensation Table,” in 2013, the Compensation Committee increased the base salaries of the Named Executive Officers as a result of overall Company and individual performance in 2012.

Cash Based Incentives

Bonuses represent the variable, at-risk, component of the executive compensation program that is tied to both Company performance and individual achievement. The Company’s policy is to base a meaningful portion of its executive officers’ cash compensation on bonus opportunities.  In determining bonuses, the Company considers factors such as the individual’s contribution to the Company’s performance and the relative performance of the Company during the year.

At the end of each calendar year, the Compensation Committee of the Board of Directors approves an Incentive Compensation Program for the succeeding calendar year (the “ICP”). The ICP provides for the awarding of cash bonus compensation to executive officers and certain other employees, based upon objective levels of achievement of specific goals established for the particular officer or employee, and for the weighting of those goals to determine the amount of the bonus. The goals require an individual to stretch beyond his or her defined job description responsibility.

The process of establishing applicable goals requires a well-defined annual business plan and targets defined therein from which most ICP goals are measured. Our annual business plan evolves from our corporate strategic plan and is approved by the Board of Directors each December for the following fiscal year. Individual goals under the ICP are a composite of certain corporate goals and key segment/individual objectives; however, no bonuses, cash or otherwise, are required to be paid under the ICP unless the Company attains at least 90% of a target minimum consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”). The Compensation Committee established such target level of EBITDA for the 2013 calendar year as part of the approval of the ICP for that year, based, amongst other things, upon the Company’s preliminary results of operations for the 2012 calendar year.  The Company’s 2013 target EBITDA was set at $76,200,000, which was nearly a 10% improvement over 2012 estimated EBITDA.  In addition, notwithstanding the general requirement that 90% of a target minimum EBITDA must be attained for any bonuses to be paid under the ICP, the Compensation Committee, in its discretion, increased the target minimum level at which any bonuses would be paid under the ICP to 95% for 2013.

In addition to the EBITDA target goal, each ICP participant typically has 4-6 ICP goals, each of which constitutes a portion of the individual’s target ICP bonus.  ICP target bonuses are based upon a percentage of each executive officer’s base yearly salary. The ICP target bonus for Mr. Rossi is 100% of his annual base salary; for Mr. Bendure, 75% of his annual base salary; for Mr. Fitzpatrick, 45% of his annual base salary; for Mr. Ludwig, 35% of his annual base salary; and for Mr. Houston, 25% of his annual base salary.  These percentages were selected because the Compensation Committee believes that they are consistent with the custom and practice of industry peers and are appropriate to attract and retain executive talent. The Compensation Committee may, in its discretion, approve cash based bonuses when ICP goals are not met, if it believes there has nevertheless been exceptional segment or individual performance.

Each ICP goal is weighted as determined by the Compensation Committee.  The value or weight placed on each individual ICP goal depends heavily upon the degree to which the goal will help us meet our annual plan; the relative degree of difficulty, creativity or involvement required to achieve the goal; the intrinsic value of the goal, i.e., magnitude of income enhancement or cost savings; and/or milestones for certain longer term strategic objectives. The Compensation Committee identifies a range of completion for each ICP goal:  a target performance; a minimum or threshold performance; a “stretch” performance; and a maximum or over-achievement performance.  Achievement of the target goal, or target performance, entitles the executive to 100% of that portion of the target ICP bonus, determined by the weight ascribed to the particular ICP goal.  Minimum or threshold performance entitles the executive to 50% of that portion of the target bonus. “Stretch” performance entitles the executive to 130% of that portion of the target bonus, while achievement of the maximum or over-achievement performance entitles the executive to 200% of the applicable portion of the ICP target bonus. Bonus amounts are interpolated for performance between these amounts.

The following table sets forth the individual ICP goals for bonus cash compensation for each of the Named Executive Officers, for the fiscal year ended December 31, 2013, together with the corresponding percentage weight of each goal as such related to total ICP bonus for each individual, the performance level necessary to attain each payout level and the total ICP cash bonus earned by the individual. A discussion of the extent to which each executive met each of his ICP goals follows the table.

Named Executive Officers’ 2013 ICP Goals and Performance

NEO	ICP Goal	Weight	Performance Goals
			Thresh.	Target	Stretch	Max	2013 ICP Award
Dino A. Rossi	Corporate EBITDA	45%	$72.4M	$76.2M	$82.0M	$87.0M
	Acquisition Strategy	40%	1	2	3	4
	EPS	15%	$1.36	$1.44	$1.57	$1.68
							$481,519
Richard A. Bendure	Corporate EBITDA	35%	$72.4M	$76.2M	$82.0M	$87.0M
	Consolidated Corporate Sales	10%	$316M	$333M	$360M	$380M
	Acquisition Strategy	30%	1	2	3	4
	EPS	15%	$1.36	$1.44	$1.57	$1.68
	Return on Assets (Consolidated)	10%	29.4%	32.4%	35.3%	37.8%
							$255,000
Francis J. Fitzpatrick	Corporate EBITDA	30%	$72.4M	$76.2M	$82.0M	$87.0M
	EPS	15%	$1.36	$1.44	$1.57	$1.68
	Cash Flow	15%	$45.0M	$47.5M	$51.0M	$55.0M
	Acquisition Strategy	30%	1	2	3	4
	Return on Assets (Consolidated)	10%	29.4%	32.4%	35.3%	37.8%
							$91,808
David F. Ludwig	Corporate EBITDA	10%	$72.4M	$76.2M	$82.0M	$87.0M
	ARC Sales	20%	$51.8M	$52.0M	$56.0M	$59.0M
	ARC NIBIT	25%	$20.7M	$21.0M	$22.7M	$24.0M
	ARC Return on Assets	15%	85.0%	$88.8%	$96.7%	$103.4%
	*	15%	12/01/13	11/01/13	10/01/13	08/01/13
	*	15%	N/A	100K lbs	120K lbs	150K lbs
							$20,582
Matthew D. Houston	Corporate EBITDA	30%	$72.4M	$76.2M	$82.0M	$87.0M
	Control Outside Legal Expenses	10%	$135K	$125K	$115K	-
	Strategic Legal Transaction	25%	1	2	3	4
	Legal Dept. Expense Benchmarking	15%	N/A	11/30/13	9/30/13	-
	European Corporate Entity Streamlining	20%	12/31/13	9/30/13	7/31/13	-
							$40,877

* Omitted as not material and in any event disclosure would likely cause competitive harm to the Company. The omitted target was deemed difficult to achieve in light of the comparison thereof with historical and projected metrics.

2013 ICP Discussion

As set forth in the table above, based on the overall assessment of the performance of the Company and the named executive officer against ICP goals, the Compensation Committee made the following determinations for fiscal year 2013:

Corporate EBITDA. The Compensation Committee determined that the Company achieved EBITDA of $75.7M. The Compensation Committee therefore determined that each of the Named Executive Officers earned 93% of that portion of their ICP target bonus and satisfied the minimum level for payment of ICP bonuses.

Earnings per Share (EPS). The Compensation Committee determined that the Company achieved earnings per share of $1.40.  Messrs. Rossi, Bendure, and Fitzpatrick earned 79% of that portion of their ICP target bonus.

Mr. Rossi. The Compensation Committee determined that Mr. Rossi earned the following percentages of his ICP goals for 2013: (i) acquisition strategy - 50%.

Mr. Bendure. The Compensation Committee determined that Mr. Bendure earned the following percentages of his ICP goals for 2013: (i) consolidated corporate sales – 105%; (ii) acquisition strategy – 50%; and (iii) return on assets (consolidated) – 101%.

Mr. Fitzpatrick. The Compensation Committee determined that Mr. Fitzpatrick earned the following percentages of his ICP goals for 2013: (i) cash flow - 100%; (ii) acquisition strategy - 50%; and (iii) return on assets (consolidated) - 101%.

Mr. Ludwig. The Compensation Committee determined that Mr. Ludwig earned the following percentages of his ICP goals for 2013: (i) ARC sales - 0%; (ii) ARC NIBIT – 0%; (iii) ARC return on assets – 100%; (iv) * - 0%; and (v) * - 0%.

Mr. Houston.  The Compensation Committee determined that Mr. Houston earned the following percentages of his other ICP goals for 2013: (i) control legal expenses - 75%; (ii) strategic legal transaction - 50%; (iii) Legal Dept. Expense Benchmarking - 115%; and (iv) European Corporate Entity Streamlining - 75%.

Equity Based Compensation

The Compensation Committee believes that one important goal of the executive compensation program should be to provide executives, key employees — who have significant responsibility for the management, growth and future success of the Company, and directors — with an opportunity for investment in the Company and the incentive advantages inherent in stock ownership in the Company. The goal of this approach is that the interests of the stockholders, executives, employees and directors will be closely aligned.

The Equity Compensation Program, or Long Term Compensation Program (LTCP), is a complementary compensation program to the ICP and awards under the LTCP are determined based upon the relative achievement of individual ICP goals.  In general, the LTCP program provides the executive officers the opportunity to earn certain amounts of:  (1) options to purchase the Company’s common stock, and (2) restricted shares of common stock. The particular amount of equity subject to grant is determined by the level of performance of the individual executive relative to performance of ICP goals. The timing of the grant of equity awards is coordinated with the determination of the cash component of our compensation program under the ICP, which occurs sometime during the first quarter of the calendar year. When equity is granted under the LTCP, it is anticipated that the grant will be approximately 50% stock options and 50% restricted stock, in each case based on the values of the awards. Stock options vest incrementally over three years, and restrictions applicable to restricted stock awards lapse, with respect to shares covered by the award, after four years. The Compensation Committee authorizes equity grants under the LTCP.  As with the ICP, equity will not be awarded to LTCP participants if the Company fails to achieve at least 90% (95% in 2013) of its target EBITDA.  Please refer to the Cash Based Incentives section above for the discussion of the Company’s target EBITDA.

LTCP Program Process

As set forth above in the Cash Based Incentives section, in January of each calendar year, 4-6 ICP goals are  established for each LTCP participant, in accordance with the ICP. Percentage attainment of ICP goals is used in the same manner to determine the amount of equity compensation granted to the LTCP participant under the LTCP. In addition to the Named Executive Officers, the Compensation Committee reserves the right to designate other key executive employees to be eligible participants in the LTCP, upon the recommendation of the CEO.

The Compensation Committee establishes each LTCP participant’s “Target Equity Value”, which is the dollar amount of equity the executive can earn upon attainment of the ICP goals at target level performance. The Compensation Committee, having reviewed the “peer group” data, has established “Target Equity Multipliers” (as a percentage of base salary) as set forth below with respect to the positions to which each Target Equity Multiplier corresponds. The Target Equity Multiplier is based upon the Equity Award Level determined by the Compensation Committee, which is related to the individual participant’s position in the Company.

Executive	Target Equity Multipliers (of Base Salary)
President & CEO (Dino A. Rossi)	1.50
COO (Richard A. Bendure)	1.25
CFO (Francis J. Fitzpatrick)	1.00
VP/GM Specialty Products (David F. Ludwig)	1.00
General Counsel & Secretary (Matthew D. Houston)	0.70

The applicable Target Equity Multiplier is multiplied by the respective individual LTCP participant’s annual base salary to arrive at the Target Equity Value in dollars, which is subject to be earned in equity (50% options and 50% restricted shares) pursuant to the performance of each participant’s ICP goals as defined in their ICP. Under the LTCP and in a similar manner to the ICP, the Compensation Committee identifies a range of completion for each ICP goal as applicable to the LTCP: a target performance; a minimum or threshold performance; and a maximum or over-achievement performance. Achievement of the target goal, or target performance, entitles the executive to 100% of that portion of the Target Equity Value, determined by the weight ascribed to the particular ICP goal.  Minimum or threshold performance entitles the executive to 30% of that portion of the Target Equity Value, while achievement of the maximum or over-achievement performance entitles the executive to 150% of the applicable portion of the Target Equity Value. Target Equity Value amounts are interpolated for performance between these amounts.

  The actual grant of equity occurs in the following February or March (i.e. in 2014 with respect to 2013 ICP goals).  The conversion of the Equity Value earned from dollar value to equity in the case of options will be calculated by dividing 50% of the Equity Value earned by the fair value (Black-Scholes) of the Company’s common stock on the day of grant. For restricted shares, the remaining 50% of the Equity Value earned is converted to a number of shares based upon the fair value of the common stock of the day of grant (i.e. the day the Compensation Committee approves the individual LTCP equity awards). The Company issued equity awards for 2013 performance on February 26, 2014 under the LTCP as follows in the table below.

Name	Number of Shares of Restricted Stock (#)(1)	Number of Shares Underlying Options (#)(1)	Exercise Price of Option Awards ($/Sh)
Dino A. Rossi	5,840	17,160	$50.32
Richard A. Bendure	4,223	13,315	$50.32
Francis J. Fitzpatrick	2,031	6,404	$50.32
David F. Ludwig	577	1,820	$50.32
Matthew D. Houston	1,135	3,579	$50.32

(1)Because these equity awards were granted in 2014, the restricted shares and options in this table are not included in the Summary Compensation Table below as 2013 compensation and will be included in the Summary Compensation Table in next year’s proxy statement as 2014 compensation.

Stock Ownership Requirements

In 2008, the Company adopted formal stock ownership requirements for its directors and executive officers.  According to the policy, directors are required to own shares of the Company’s Common Stock at least equal to five times their annual cash retainer and executive officers must own such shares as determined by a multiple of their annual base salary as follows:  (1) CEO, three times; (2) COO, two times; (3) Chief Financial Officer, one and one half times; and (4) Vice President/Officer, one times. Both directors and executive officers have five years from the later of the date of the adoption of this policy or from the date of hire or commencement of service as a director, as applicable, to attain the required level of ownership.  All directors and officers are currently in compliance with this policy. The Company provides in its insider trading policy that directors and executive officers may not sell Company securities short and may not sell puts, calls or other similar derivative securities tied to our Common Stock.

Employment Agreements

The Company entered into an employment agreement with Mr. Rossi in 2001. The Company also entered into an employment agreement with Mr. Bendure, dated December 1, 2012, in connection with his appointment as the Company’s Chief Operating Officer. Except for Messrs. Rossi and Bendure, there are no agreements or understandings between the Company and any executive officer which guarantee continued employment or guarantee any level of compensation, including incentive or bonus payments. The Company does not have a written policy regarding employment agreements.

401(k) Retirement/Profit Sharing Plan

The Company’s executive officers, as well as most employees, are eligible to participate in the 401(k) Retirement Plan/Profit Sharing Plan (the “401(k) Plan”). The 401(k) Plan provides that participating employees may make elective contributions of up to 75% of pre-tax salary, subject to tax code limitations, and for the Company to make matching contributions on a payroll period basis equal in value to 35% of each participant’s elective contributions.  Such matching contributions are made in shares of the Company’s Common Stock.

The profit-sharing portion of the 401(k) Plan is discretionary and non-contributory. Profit sharing contributions are restricted to non-union employees (including executive officers) who have completed 1,000 hours of service and are employed on the last day of a plan year. The Company has historically contributed, in cash, 3.55% of an eligible participant’s base salary or year to date gross earnings, minus benefits, up to the IRS compensation limits. The amount of the Company’s contribution to the 401(k) Plan for each of the named executive offices is shown in a footnote to the Summary Compensation Table.

Perquisites

Perquisites are granted to the executive officers occasionally and are generally de minimis and not a material component of compensation.

Mr. Rossi is entitled to the use of an automobile leased by the Company and to be reimbursed for a specified level of premiums for life and disability insurance. He is also entitled to the use of a financial planner, as well as participation in a country club membership for corporate business.  The Company pays to insure and maintain Mr. Rossi’s automobile, as well as reimburses Mr. Rossi for auto expenses to the extent related to Company business. Messrs. Bendure, Fitzpatrick, Ludwig and Houston receive cash allowances associated with the use of their personal automobiles.

Risk Considerations in our Compensation Program

Our Compensation Committee has discussed the concept of risk as it relates to our compensation program and does not believe our compensation program encourages excessive or inappropriate risk taking for the following reasons:

•
Our compensation consists of both fixed and variable components. The fixed (or salary) portion of compensation is designed to provide a steady income regardless of our stock price performance so that executives do not feel pressured to focus exclusively on stock price performance to the detriment of other important business aspects. The variable (cash bonus and equity) portions of compensation are designed to reward both short and long-term corporate performance. For short-term performance, our cash bonus is awarded based on individual and corporate performance goals or targets.  For long-term performance, our stock option awards generally incrementally vest over three years and are only valuable if our stock price increases over time. Our restricted stock grants generally “cliff vest” in four years. We feel that these variable elements of compensation are a sufficient percentage of overall compensation to motivate executives to produce superior short- and long-term corporate results, while the fixed element is also sufficiently high that the executives are not encouraged to take unnecessary or excessive risks in doing so.

•
Because consolidated Company EBITDA is the contingent factor upon which ICP cash incentive and LTCP equity compensation depends, we believe our executives are encouraged to take a balanced approach that focuses on corporate profitability, rather than other measures such as revenue targets, which may incentivize management to drive sales levels without regard to cost structure. If we are not sufficiently profitable, there are no payouts under the ICP or the LTCP programs.

•	Even though the same goals are used for both the ICP and LTCP, each executive has a number of goals, further encouraging a balanced approach.

•
Our ICP and LTCP awards are capped for each participant, which mitigates excessive risk taking. Even if the Company dramatically exceeds its EBITDA target, ICP and LTCP awards are limited. Conversely, there are no ICP or LTCP awards unless minimum performance levels of ICP goals are achieved.

•
We have stock ownership guidelines, which we believe provide a considerable incentive for management to consider the Company’s long-term interests because a portion of their personal investment portfolio consists of the Company’s stock. In addition, we prohibit all hedging transactions involving our stock so our executives cannot insulate themselves from the effects of poor Company stock price performance.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the above “Compensation Discussion and Analysis” with management.

Based upon this review and discussion, we have recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement.

Submitted by the Compensation Committee of the Board of Directors.

John Y. Televantos (Chairman)
David B. Fischer
Edward L. McMillan

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation earned by (i) our Chief Executive Officer (“Principal Executive Officer”), (ii) our Chief Financial Officer (“Principal Financial Officer”), and (iii) each of our other “Named Executive Officers” for the fiscal years ended December 31, 2013, 2012 and 2011.

Summary Compensation Table

Name and Principal		Salary	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)		Total
Position	Year	($)	($)	($)	($)	($)		($)
Dino A. Rossi	2013	$653,352	$229,445	$347,757	$481,519	$37,226	(a)	$1,749,298
Chairman, President &	2012	$622,240	$276,686	$360,784	$344,008	$20,643		$1,624,361
CEO	2011	$565,675	$255,977	$360,648	$565,053	$37,562		$1,784,915

Richard A. Bendure	2013	$446,000	$217,576	$193,776	$255,000	$29,896	(b)	$1,142,248
COO

Francis J. Fitzpatrick	2013	$255,500	$96,819	$193,850	$91,808	$27,407	(c)	$665,384
CFO, Treasurer and Asst.	2012	$243,000	$121,324	$261,717	$83,817	$25,901		$735,759
Secretary	2011	$231,000	$113,279	$320,457	$125,249	$24,950		$814,935

David F. Ludwig	2013	$248,000	$78,335	$152,635	$20,582	$28,755	(d)	$528,307
VP/GM Specialty Products	2012	$242,000	$78,217	$193,133	$82,074	$27,341		$622,765
	2011	$236,000	$62,894	$235,321	$83,864	$26,749		$644,828

Matthew D. Houston	2013	$204,000	$36,501	$52,702	$40,877	$24,604	(e)	$358,683
General Counsel and Secretary	2012	$197,000	$35,266	$52,029	$40,016	$23,383		$347,695
	2011	$191,000	$31,098	$54,773	$38,553	$22,367		$337,792

(1)	The amounts included in the “Stock Awards” and “Option Awards” columns reflect the dollar amount recognized for financial statement reporting purposes for each reported fiscal year, in accordance with FASB Accounting Standards Codification 718 adjusted to eliminate service-based forfeiture assumptions used for financial reporting purposes. Amounts shown for 2013 reflect grants made in 2013 based on achievement of performance goals set in 2012, under our long term compensation program (LTCP). A discussion of the assumptions used in valuation of stock and option awards may be found in “Note 2 – Stockholders’ Equity” in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the SEC on February 27, 2014.
(2)	Reflects the amount of cash incentive bonuses earned under our ICP.
(3)	The amounts reflected represent employer matching contributions and profit sharing contributions made under the Company’s combined 401(k)/profit sharing plan, automobile allowance and the Company paid portion of life, health, and disability insurance benefits, in the following amounts for each Named Executive Officer for the indicated year:
(a)
Mr. Rossi’s other compensation for 2013 consists of $15,177 for contributions under the Company’s 401(k)/profit sharing plan, $15,530 for use of a financial planner, $6,002 for automobile allowance, and $516 for life, health and disability insurance premiums.

(b)
Mr. Bendure’s other compensation for 2013 consists of $15,177 for contributions under the Company’s 401(k)/profit sharing plan, $14,539 for automobile allowance, and $180 for life, health and disability insurance benefits.

(c)
Mr. Fitzpatrick’s other compensation for 2013 consists of $15,177 for contributions under the Company’s 401(k)/profit sharing plan, $11,954 for automobile allowance, and $276 for life, health and disability insurance benefits.

(d)
Mr. Ludwig’s other compensation for 2013 consists of $15,177 for contributions under the Company’s 401(k)/profit sharing plan, $13,062 for automobile allowance, and $516 for life, health and disability insurance benefits.

(e)
Mr. Houston’s other compensation for 2013 consists of $14,774 for contributions under the Company’s 401(k)/profit sharing plan, $9,554 for automobile allowance, and $276 for life, health and disability insurance benefits.

Grants of Plan Based Awards in 2013

The following table provides information on restricted stock awards and options granted in 2013 to each of the Named Executive Officers and information on estimated possible payouts under our non-equity (ICP) and equity (LTCP) incentive plans for 2013.

	Estimated Possible Payouts under Non-Equity Incentive Plan Awards (1)				Estimated Possible Payouts under Equity Incentive Plan Awards (2)
Name	Threshold	Target	Stretch	Max	Threshold	Target	Max
Dino A. Rossi	$326,676	$653,352	$849,358	$1,306,704	$294,008	$980,028	$1,274,037
Richard A. Bendure	$167,250	$334,500	$434,850	$669,000	$167,250	$557,500	$724,750
Francis J. Fitzpatrick	$57,488	$114,975	$149,468	$229,950	$76,650	$255,500	$332,150
David F. Ludwig	$43,400	$86,800	$112,840	$173,600	$74,400	$248,000	$322,400
Matthew D. Houston	$25,500	$51,000	$66,300	$102,000	$42,840	$142,800	$185,640

(1)	Represents threshold, target, stretch and maximum payout levels under the ICP for 2013 performance. The actual amount of incentive bonus earned by each Named Executive Officer in 2013 is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. Additional information regarding the design of the ICP is included in the Compensation Discussion and Analysis.
(2)	Represents threshold, target and maximum payout levels under the LTCP for 2013 performance. These were stated as dollar amounts, which will be converted to equity based on stock values in 2014. The actual amount of LTCP equity earned by each Named Executive Officer in 2013 will be reported under the Stock Awards and Option Awards columns in the Summary Compensation Table in next year’s proxy statement. Additional information regarding the design of the LTCP, including the number of options and shares of restricted stock granted to each NEO, is included in the Compensation Discussion and Analysis.

Terms and Conditions of Awards

The Company’s 1999 Stock Plan was adopted and approved by our stockholders in 1999 and was amended in 2003, 2008, 2011 and 2013. Under the 1999 Stock Plan, officers and other employees of the Company may be granted options to purchase Common Stock of the Company which qualify as “incentive stock options” (“ISO” or “ISOs”) under Section 422(b) of the Internal Revenue Code of 1986, as amended (the “Code”); directors, officers and employees may be granted options to purchase Common Stock which do not qualify as ISOs (“non-Qualified

Option” or “Non-Qualified Options”); and directors, officers and employees may be granted the right to make direct purchases of Common Stock from the Company (“Purchases”) and may also be granted restricted stock and performance awards shares.  Both ISOs and Non-Qualified Options are referred to in this Proxy Statement individually as an “Option” and collectively as “Options.” The exercise price per share specified to each Option granted under the 1999 Stock Plan may not be less than the fair market value per share of Common Stock on the date of such grant.

Options granted vest as follows: 20% on the first anniversary of the grant date; 40% on the second anniversary of the grant date; and 40% on the third anniversary of the grant date. Our Options expire ten years after grant.  All outstanding Options vest in this manner. The Company has not granted ISOs since 2006.

Our restricted shares vest in full, four years from grant, or upon an earlier change of control of the Company, provided the executive officer is employed by the Company on that date, but become fully vested upon death or change of control.  The restricted shares also vest in full upon the grantee’s death. In the event the grantee’s employment with the Company is terminated for cause or upon the grantee’s voluntary resignation from the Company’s employ, prior to vesting in full, the restricted shares are forfeited.  In the event of a major disability or significant illness, restricted shares will vest based upon the amount of time remaining until the vesting date.  The Compensation Committee may accelerate the vesting of restricted stock in its discretion.

Outstanding Equity Awards at Fiscal Year End 2013

The following table shows outstanding Option awards classified as exercisable and unexercisable as of December 31, 2013 for each Named Executive Officer. The table also discloses the number and value of unvested restricted stock awards as of December 31, 2013.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)				Number of Shares of Stock that Have Not Vested(2)	Market Value of Shares of Stock that Have Not Vested (3) ($)
	Exercisable (1)	Un-Exercisable (1)	Option Exercise Price ($)	Option Expiration Date
Dino A. Rossi
	30,000	-	$9.21	09/16/15
	67,500	-	$11.87	12/08/16
	67,500	-	$13.61	01/11/18
	60,000	-	$17.28	12/10/18
	45,000	-	$21.39	12/08/19
	34,800	-	$32.21	12/06/20
	9,135	36,537	$29.06	02/28/22
	-	22,069	$38.10	02/19/23
					27,572	$1,618,476

Richard A. Bendure
	-	40,000	$35.79	12/1/2022
					13,336	$782,823

Francis J. Fitzpatrick
	38,552	-	$9.21	09/16/15
	51,750	-	$11.87	12/08/16
	52,500	-	$13.61	01/11/18
	48,000	-	$17.28	12/10/18
	42,000	-	$21.39	12/08/19
	32,500	-	$32.21	12/06/20
	2,987	11,948	$29.06	02/28/22
	-	10,281	$38.10	02/19/23
					11,145	$654,212

David F. Ludwig
	27,000	-	$9.21	09/16/15
	40,500	-	$11.87	12/08/16
	39,750	-	$13.61	01/11/18
	37,500	-	$17.28	12/10/18
	30,000	-	$21.39	12/08/19
	23,200	-	$32.21	12/06/20
	2,594	10,376	$29.06	02/28/22
	-	9,134	$38.10	02/19/23
					9,393	$551,369

Matthew D. Houston
	5,300	-	$32.21	12/06/20
	1,167	4,668	$29.06	02/28/22
	-	4,346	$38.10	02/19/23
					4,359	$255,873

(1)
Stock option awards have a term of ten years from the grant date and become cumulatively exercisable 20% after 1 year, 60% after 2 years and 100% after 3 years beginning on the first anniversary of the grant date.

(2)
Restricted stock vests four years from the date of grant, with the exception of Mr. Bendure’s December 1, 2012 grant of restricted stock, which vests and becomes transferable on a straight-line basis every ninety days, during the three years following the grant date. The following table provides information with respect to the vesting dates of each outstanding Restricted Stock award held by each Named Executive Officer as of December 31, 2013:

	Rossi	Bendure		Fitzpatrick	Ludwig	Houston
December 6, 2014	7,230			3,920	2,170	1,030
December 1, 2015		13,336	(4)
February 28, 2016	14,585			4,769	4,142	1,863
February 19, 2017	5,757			2,456	3,081	1.,466
	27,572	13,336		11,145	9,393	4,359

(3)	Value is computed based on the closing price of our Common Stock on December 31, 2013, which was $58.70 per share.
(4)
1,667 of these shares vested on February 24, 2014 and 1,667 of the remaining shares will continue to vest every ninety days from February 24, 2014, until Mr. Bendure’s December 1, 2012 grant of restricted stock has vested in full.

Option Exercises and Stock Vested in 2013

The following table sets forth certain information regarding Options and stock awards exercised and vested, respectively, by each of our Named Executive Officers during the fiscal year ended December 31, 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Dino A. Rossi	200,886	$7,502,668	10,500	$1,620,394
Richard A. Bendure	-	-	6,664	$323,870
Francis J. Fitzpatrick	123,823	$5,113,131	5,700	$330,657
David F. Ludwig	78,538	$3,516,718	3,150	$182,732
Matthew D. Houston	54,525	$1,611,571	1,500	$87,015

(1)	Value realized represents the excess of the fair market value of the shares at the time of exercise over the exercise price of the options.

Termination of Employment and Change of Control Arrangements

Agreement with Dino A. Rossi. We entered into an employment agreement with Mr. Rossi on January 1, 2001, which provides for automatic one-year extensions of the employment term unless either party provides written notice of its intention not to extend the agreement within 60 days of the end of the then-current term.

If we terminate the Employment Agreement other than for cause or in the event Mr. Rossi terminates his employment under certain limited circumstances effectively amounting to a constructive termination, he will be entitled to severance payments of 150% of his then current annual salary, and all of his stock options would become fully vested and exercisable, plus a portion of the ICP bonus he would have received had he been employed by us through the end of the full fiscal year in which the termination occurred, to be determined by the Compensation Committee. If such termination by the Company occurs within two years after a change of control event, he would be entitled to severance payments equal to 200% of the sum of his then current annual salary plus the annual bonus earned by him for the fiscal year immediately preceding the year in which the change of control event occurred. If Mr. Rossi were to terminate his employment prior to the second anniversary of such a change of control event, he would be entitled to severance payments equal to 100% of his then current annual salary.  In the event of any termination by the Company entitling Mr. Rossi to severance payments, the Compensation Committee may accelerate the vesting of Mr. Rossi’s restricted stock. Mr. Rossi's severance payments following a change of control would be reduced to the extent necessary to avoid such payments being considered an "excess parachute payment" under Section 280G of the Internal Revenue Code.

Under the employment agreement with Mr. Rossi, “Cause” means:  habitual absence or lateness; gross insubordination; failure to devote full time to the Company’s business; failure to comply with the obligations of confidentiality; any action which constitutes a violation of any applicable criminal statute; or any act which frustrates or violates the undivided duty of loyalty owed by Mr. Rossi to the Company.  In addition, “Change in Control” means:

(a)    any person or group is or becomes (including by merger, consolidation or otherwise) the beneficial owner, directly or indirectly, of 50% or more of the voting power of the total outstanding voting stock of Company;

(b)    during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election to the Board of Directors, or whose nomination for election by the stockholders of the Company, was approved by a vote of 75% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease to constitute a majority of the Board of Directors then in office; or

(c)    the sale or other disposition (other than by way of merger or consolidation) of all or substantially all of the capital stock or assets of Company to any person or group as an entirety or substantially as an entirety in one transaction or a series of related transactions, unless the ultimate beneficial owners of the voting stock of such person immediately after giving effect to such transaction own, directly or indirectly, more than 80% of the total voting power of the total outstanding voting stock of Company immediately prior to such transaction.

During the period of Mr. Rossi’s employment (or, in the case of a voluntary termination by Mr. Rossi or a termination of his employment by the Company for cause, the balance of the term of the Employment Agreement before giving effect to such termination) and for a period of one year thereafter, the Employment Agreement imposes on Mr. Rossi certain non-competition and non-solicitation obligations regarding the Company and its customers and its employees.

The amount of compensation payable to Mr. Rossi in the event of termination of employment, assuming termination as of December 31, 2013, and a share price for the Company’s common stock equal to the closing market price on the last trading day prior to that date, is set forth in the table below. Mr. Rossi’s employment agreement does not obligate us to provide any compensation to Mr. Rossi in the case of a change in control that does not result in termination of employment; however, the 1999 Stock Plan provides for full vesting of all Options and restricted stock awards, upon a change in control as defined in such Plan.

Benefits and Payments upon Termination
	Severance	ICP Bonus(1)	Acceleration of Vesting of Options and Restricted Stock (2)	Total
Voluntary termination by Mr. Rossi or termination for Cause	$0	$653,352	$13,046,063	$13,699,416
Termination by Mr. Rossi within 12 months after demotion by Company or as a result of constructive termination	$980,028	$653,352	$16,201,636	$17,835,016
Termination by Company following a Change in Control, except for Cause(3)	$1,994,720	$653,352	$16,201,636	$18,849,708
Voluntary termination by Mr. Rossi following a Change of Control(3)	$653,352	$653,352	$16,201,636	$17,508,340
Termination by Company for any reason other than for Cause or after receipt of notice of termination from Mr. Rossi	$980,028	$653,352	$16,201,636	$17,835,016
Death	$0	$653,352	$13,046,063	$13,699,416

(1)	Represents the target bonus level under the ICP.
(2)
Amounts in this column are calculated, (i) in the case of stock options, by multiplying the number of stock options that are subject to accelerated vesting by the difference between $58.70, which is the closing market price per share of our common stock on December 31, 2013, and the per share exercise price of the applicable accelerated stock option, and (ii) in the case of restricted stock, by multiplying the number of shares that are subject to accelerated vesting by $58.70.

(3)	Assumes the Change of Control occurred within the two year period prior to December 31, 2013.

The amounts shown in the table above do not include payments for accrued salary and vacation, or payments made under the life insurance policy in the case of death. Amounts shown in the table are subject to reduction to the extent necessary to avoid “excess parachute payment" under Section 280G of the Internal Revenue Code.

Agreement with Richard A. Bendure. We entered into an employment agreement with Mr. Bendure on December 1, 2012, which provides for an initial three-year employment term ending on December 1, 2015 with automatic one-year extensions of the employment term thereafter unless either party provides written notice of its intention not to extend the agreement within 60 days of the end of the initial term or then-current term, as applicable.

If we terminate the Employment Agreement other than for cause or in the event Mr. Bendure terminates his employment under certain limited circumstances effectively amounting to a constructive termination, he will be entitled to severance payments of 100% of his then current annual salary, and all of his “sign on” stock options and restricted shares that he was granted in connection with entering into the employment agreement would become fully vested and exercisable, plus a portion of the ICP bonus he would have received had he been employed by us through the end of the full fiscal year in which the termination occurred, to be determined by the Compensation Committee. If such termination by the Company occurs within two years after a change of control event, he would be entitled to severance payments equal to 150% of the sum of his then current annual salary plus the annual bonus earned by him for the fiscal year immediately preceding the year in which the change of control event occurred. If Mr. Bendure were to terminate his employment prior to the second anniversary of such a change of control event, he would be entitled to severance payments equal to 100% of his then current annual salary.  In the event of any termination by the Company entitling Mr. Bendure to severance payments, the Compensation Committee may accelerate the vesting of Mr. Bendure’s restricted stock. Mr. Bendure’s severance payments following a change of control would be reduced to the extent necessary to avoid such payments being considered an "excess parachute payment" under Section 280G of the Internal Revenue Code.

Under the employment agreement with Mr. Bendure, “Cause” means:  habitual absence or lateness; gross insubordination; failure to devote full time to the Company’s business; failure to comply with the obligations of confidentiality; any action which constitutes a violation of any applicable criminal statute; or any act which frustrates or violates the undivided duty of loyalty owed by Mr. Bendure to the Company.  In addition, “Change in Control” means:

(a)    any person or group is or becomes (including by merger, consolidation or otherwise) the beneficial owner, directly or indirectly, of 50% or more of the voting power of the total outstanding voting stock of Company; or

(b)    the sale or other disposition (other than by way of merger or consolidation) of all or substantially all of the capital stock or assets of Company to any person or group as an entirety or substantially as an entirety in one transaction or a series of related transactions, unless the ultimate beneficial owners of the voting stock of such person immediately after giving effect to such transaction own, directly or indirectly, more than 80% of the total voting power of the total outstanding voting stock of Company immediately prior to such transaction.

During the period of Mr. Bendure’s employment and for a period of one year thereafter, the Employment Agreement imposes on Mr. Bendure certain non-competition and non-solicitation obligations regarding the Company and its customers and its employees.

The amount of compensation payable to Mr. Bendure in the event of termination of employment, assuming termination as of December 31, 2013, and a share price for the Company’s common stock equal to the closing market price on the last trading day prior to that date, is set forth in the table below. Mr. Bendure’s employment agreement does not obligate us to provide any compensation to Mr. Bendure in the case of a change in control that does not result in termination of employment; however, the 1999 Stock Plan provides for full vesting of all Options and restricted stock awards, upon a change in control as defined in such Plan.

Benefits and Payments upon Termination
	Severance	ICP Bonus(1)	Acceleration of Vesting of Options and Restricted Stock (2)	Total
Voluntary termination by Mr. Bendure or termination for Cause	$0	$334,500	$229,100	$563,600
Termination by Mr. Bendure within 12 months after demotion by Company or as a result of constructive termination	$446,000	$334,500	$1,928,323	$2,708,823
Termination by Company following a Change in Control, except for Cause(3)	$669,000	$334,500	$1,928,323	$2,931,823
Voluntary termination by Mr. Bendure following a Change of Control(3)	$446,000	$334,500	$1,928,323	$2,708,823
Termination by Company for any reason other than for Cause or after receipt of notice of termination from Mr. Bendure	$446,000	$334,500	$1,928,323	$2,708,823
Death	$0	$446,000	$229,100	$563,600

(1)	Represents the target bonus level under the ICP.
(2)
Amounts in this column are calculated, (i) in the case of stock options, by multiplying the number of stock options that are subject to accelerated vesting by the difference between $58.70, which is the closing market price per share of our common stock on December 31, 2013, and the per share exercise price of the applicable accelerated stock option, and (ii) in the case of restricted stock, by multiplying the number of shares that are subject to accelerated vesting by $58.70.

(3)	Assumes the Change of Control occurred within the two year period prior to December 31, 2013.

The amounts shown in the table above do not include payments for accrued salary and vacation, or payments made under the life insurance policy in the case of death. Amounts shown in the table are subject to reduction to the extent necessary to avoid “excess parachute payment" under Section 280G of the Internal Revenue Code.

All of our Named Executive Officers other than Mr. Rossi and Mr. Bendure are employees-at-will and, as such, do not have employment agreements, therefore, we are not obligated to provide them with any post-employment compensation or benefits. However, upon a change of control, as defined in the 1999 Stock Plan, all unvested Option grants immediately vest and become exercisable, and all restrictions, applicable to outstanding shares of restricted stock, lapse.  Assuming such a change of control occurred on December 31, 2013, based on the closing market price of the Company’s common stock on that date, the amount of compensation payable to the Named Executive Officers other than Mr. Rossi and Mr. Bendure, are as follows: Mr. Fitzpatrick, $12,423,133; Mr. Ludwig, $9,463,106; and Mr. Houston, $658,679.

Director Compensation

The Company pays each of its directors, other than Mr. Rossi, an annual retainer of $30,000 and $4,000 for each Board meeting attended, plus expenses. The Lead Director, Chairman is paid an additional $16,000 annual retainer fee. The Chairman of the Audit Committee, the Chairman of the Compensation Committee and the Chairman of the Corporate Governance and Nominating Committee are paid an additional $8,000 annual retainer fee. The Company also pays to each of its directors serving on Committees a fee of $1,000, plus expenses, for each Committee meeting attended.

The following table discloses the cash, equity awards, and other compensation earned, paid, or awarded, as the case may be, to each of the Company’s directors (other than Mr. Rossi, whose compensation is set forth in the Summary Compensation Table above) during the fiscal year ended December 31, 2013.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1)(2) ($)	All Other Compensation ($)	Total ($)
Paul Coombs	$51,000	$110,003	–	$161,003
David Fischer	$52,000	$110,003	–	$162,003
Edward McMillan	$52,000	$110,003	–	$162,003
Perry Premdas	$59,000	$110,003	–	$169,003
John Televantos	$75,000	$110,003	–	$185,003
Elaine Wedral	$59,000	$110,003	–	$169,003

(1)	On December 11, 2013, each director, other than Mr. Rossi was granted 1,957 shares of restricted stock. The shares are subject to restrictions on transfer until they vest after four years, in accordance with the provisions of the Restricted Stock Grant Agreement, dated December 11, 2013 between the Company and each such director. The amounts included in the “Stock Awards” column reflect the dollar amount to be recognized for financial statement reporting purposes in accordance with FASB Accounting Standards Codification 718 adjusted to eliminate service-based forfeiture assumptions used for financial reporting purposes. The grant date fair value per share of each award was $56.21. A discussion of the assumptions used in valuation of stock and option awards may be found in “Note 2 – Stockholders’ Equity” in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the SEC on February 27, 2014.

(2)	The following table shows the aggregate number of options and stock awards outstanding for each outside director as of December 31, 2013:

Name	Aggregate Stock Options Outstanding as of 12/31/2013	Aggregate Stock Awards Outstanding as of 12/31/2013
Paul Coombs	-	10,250
David Fischer	-	10,250
Edward McMillan	-	10,250
Perry Premdas	-	20,375
John Televantos	-	10,250

Under the director restricted stock grant agreements, restricted shares vest in full, four years from grant, or upon an earlier change of control of the Company, provided the grantee is a director of the Company on that date.  The restricted shares will also vest in full upon the grantee’s death.  In the event of: (1) the grantee’s retirement from the Company’s Board of Directors at or after age 70; (2) the grantee’s major disability, or (3) the grantee’s resignation from the Company’s Board of Directors due to a conflict of interest or serious illness, the restricted stock will vest based upon the amount of time remaining until the vesting date. Except as set forth above, unvested restricted stock will be forfeited at the time the director ceases to be a director of the Company.

Prior to 2011, directors entered into restricted stock purchase agreements with the Company, to purchase the Company’s Common Stock pursuant to the 1999 Stock Plan. These agreements replaced the stock option plan in which non-employee directors participated in prior years.

Under the restricted stock purchase agreements, each of the directors purchased shares of the Company’s Common Stock at the purchase price of $.06-2/3 per share. The purchased stock is subject to a repurchase option in favor of the Company and to restrictions on transfer until it vests in accordance with the provisions of the restricted stock purchase agreements. The purchased stock will vest in full either in four years for certain restricted stock purchase agreements or in seven years for the balance of the agreements, provided the purchaser is still a director of the Company on that date. The purchased stock will also vest in full prior to the four or seven year vesting schedule upon: (1) the purchaser’s retirement from the Company’s Board of Directors at or after age 70; (2) the purchaser’s death or major disability, (3) the purchaser’s resignation from the Company’s Board of Directors due to a conflict of interest or serious illness, and (4) a change of control of the Company (as defined in the restricted stock purchase agreements). The purchased shares will not vest and the Company may repurchase all of the purchased shares at a purchase price of $.06-2/3 per share in the event of gross misconduct on the part of the purchaser in the performance of his or her duties as a director of the Company prior to vesting, as determined by majority vote of the Board of Directors. A prorated amount of the purchased shares may be repurchased by the Company at a purchase price of $.06-2/3 per share in the event the purchaser ceases to be a director of the Company prior to vesting of the purchased shares for any reason other than gross misconduct.

The Company does not pay any other direct or indirect compensation to directors in their capacity as such.

Related Party Transactions

Other than the compensation and employment arrangements described above, since the beginning of 2013, we have not entered into any transactions in which any of our directors or executive officers or their immediate family members have a direct or indirect interest.

The Company has adopted a related party transaction policy.  Under the related party transaction policy, our Audit Committee reviews and approves proposed transactions or courses of dealings with respect to which holders of 5% or more of our stock and/or our executive officers or directors or members of their immediate families have an interest. Before entering into any transaction, arrangement or relationship constituting an interested transaction, other than certain basic pre-approved transactions, all material facts are required to be reviewed by the Audit Committee, which has the authority to approve or disapprove the transaction based on appropriate factors, including whether the transaction is on terms no less favorable to the Company than terms generally available from an un-affiliated third party and the extent of the related person’s interest in the transaction.

Equity Compensation Plan Information

The following table provides information, as of December 31, 2013, with respect to shares of the Company’s Common Stock that may be issued pursuant to awards under the 1999 Stock Plan, described above, as well as under the Company’s prior stock option plans, which plans were replaced by the 1999 Stock Plan. These plans are the Company’s only equity compensation plans approved by security holders, and there are no equity compensation plans that have not been approved by security holders. It should be noted that shares of the Company’s Common Stock may be allocated to, or purchased on behalf of, participants in the Company’s 401(k)/Profit Sharing Plan (described above). Consistent with Securities and Exchange Commission regulations governing equity compensation plans, information relating to shares issuable or purchased under the Company’s 401(k)/Profit Sharing Plan is not included in the table below.

	(a)	(b)	(c)
Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights[1]	Weighted-average exercise price per share of outstanding options, warrants and rights	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a))
Equity compensation plans approved by security holders	1,892,753	$20.94	4,278,910
Equity compensation plans not approved by security holders	-	-	-
Total	1,892,753	$20.94	4,278,910

(1)  61,375 shares of unvested restricted stock granted to non-employee directors and 65,805 shares of  unvested restricted stock granted to NEOs are excluded from this table.

Security Ownership of Certain Beneficial Owners and of Management

    The table below sets forth as of April 1, 2014, the number of shares of Common Stock beneficially owned by (i) each director, (ii) each of the Named Executive Officers, (iii) each beneficial owner of, or institutional investment manager exercising investment discretion with respect to 5% or more of the outstanding shares of Common Stock known to the Company based upon filings with the Securities and Exchange Commission, and (iv) all current directors and executive officers of the Company as a group, and the percentage ownership of the outstanding Common Stock as of such date held by each such holder and group:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)

Brown Capital Management, LLC (3)*	3,051,355	10.0%
BlackRock Institutional Trust Company, N.A. (4)*	2,433,333	8.0%
Vanguard Group, Inc. (5)*	2,066,007	6.8%
Brown Capital Management, LLC (6)*	1,950,379	6.4%
Dino A. Rossi (7)*	444,183	1.5%
Frank J. Fitzpatrick (8)*	307,118	1.0%
David F. Ludwig (9)*	212,314	**
Matthew D. Houston (10)*	38,242	**
John Y. Televantos (11)*	34,481	**
Richard A. Bendure (12)	31,299	**
Perry W. Premdas (13)*	31,175	**
Edward L. McMillan (14)*	29,662	**
Paul D. Coombs (15)*	16,250	**
David B. Fischer (16)*	11,250	**

Totals Executive Officers/Directors (17)	1,155,974	3.8%

Shares Outstanding April 1, 2014	30,368,219

*	Such person’s address is c/o the Company, New Hampton, New York 10958.

**	Indicates less than 1%.

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”) and generally includes voting or investment power with respect to securities.  In accordance with SEC rules, shares which may be acquired upon exercise of stock options which are currently exercisable or which become exercisable within 60 days after the date of the information in the table are deemed to be beneficially owned by the optionee. Except as indicated by footnote, and subject to community property laws where applicable, to the Company’s knowledge, the persons or entities named in the table above are believed to have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2)
For purposes of calculating the percentage of outstanding shares held by each person named above, any shares which such person has the right to acquire within 60 days after the date of the information in the table are deemed to be outstanding, but not for the purpose of calculating the percentage ownership of any other person.

(3)	Based upon information provided in a Schedule 13F for such entity filed with the SEC. Such entity’s address as reported in its Schedule 13F is 1201 N. Calvert Street Baltimore, Maryland 21202.
(4)	Based upon information provided in a Schedule 13F for such entity filed with the SEC. Such entity’s address as reported in its Schedule 13F is 400 Howard Street, San Francisco, CA 94105.
(5)	Based upon information provided in a Schedule 13F for such entity filed with the SEC. Such entity’s address as reported in its Schedule 13F is 605 Third Avenue, New York, NY 10158.
(6)	Based upon information provided in a Schedule 13F for such entity filed with the SEC. Such entity’s address as reported in its Schedule 13F is 100 Vanguard Blvd, Malvern, PA 19355.
(7)
Consists of 306,618 shares such person has the right to acquire pursuant to stock options, 33,412 shares of restricted stock, 22,649 shares held in such person’s Company 401(k)/profit sharing plan account, and 81,504 shares held directly.

(8)
Consists of 234,320 shares such person has the right to acquire pursuant to stock options, 13,176 shares of restricted stock, 18,308 shares held in such person’s Company 401(k)/profit sharing plan account, and 23,765 shares held directly.

(9)
Consists of 180,559 shares such person has the right to acquire pursuant to stock options, 9,970 shares of restricted stock, 13,142 shares held in such person’s Company 401(k)/profit sharing plan account, and 8,643 shares held directly.

(10)
Consists of 9,671 shares such person has the right to acquire pursuant to stock options, 5,494 shares of restricted stock, 2,537 shares held in such person’s Company 401(k)/profit sharing plan account, and 23,053 shares held directly.

(11)	Consists of 10,250 shares of restricted stock and 24,231 shares held directly.
(12)
Consists of 10,000 shares such person has the right to acquire pursuant to stock options, 15,892 shares of restricted stock, 228 shares held in such person’s Company 401(k)/profit sharing plan account, and 5,326 shares held directly.

(13)	Consists of 20,375 shares of restricted stock and 10,800 shares held directly.
(14)	Consists of 10,250 shares of restricted stock and 19,412 shares held directly
(15)	Consists of 10,250 shares of restricted stock and 6,000 shares held directly.
(16)	Consists of 10,250 shares of restricted stock and 1,000 shares held directly.
(17)
Consists of options to purchase 741,168 shares, 139,319 shares of restricted stock, 56,864 shares in the accounts of five Named Executive Officers under the Company’s 401(k)/profit sharing plan, and 218,623 shares held by individuals directly.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The Audit Committee has selected McGladrey LLP (“McGladrey”) (formerly McGladrey & Pullen, LLP) as the Company’s independent registered public accounting firm for the year ending December 31, 2014. The Company is submitting its selection of McGladrey for ratification by the stockholders at the Annual Meeting. McGladrey has audited the Company’s financial statements since 2005. Representatives of McGladrey will be present at the Annual Meeting and will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions.

The Company’s Bylaws do not require that the stockholders ratify the selection of McGladrey as the Company’s independent registered public accounting firm. However, the Company is submitting the selection of McGladrey to stockholders for ratification as a matter of good corporate governance practice. If stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain McGladrey. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

Assuming a quorum is present, the affirmative vote of a majority of all votes cast on the proposal, in person or by proxy, is required for approval of this proposal.  Abstentions will not be counted as votes cast, and will have no effect on the vote. Brokers have discretionary authority to vote on this Proposal.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF MCGLADREY AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2014.

Principal Accountant Fees and Services

During 2013, the Company retained McGladrey to audit the consolidated financial statements for 2013.  In addition, the Company also retained McGladrey to provide services relating to Management’s Assessment of Internal Controls as required by Section 404 of the Sarbanes-Oxley Act, as well as for other audit-related and tax-related services.  The following table shows the fees paid or accrued by the Company for the audit and other professional services provided by McGladrey for 2013 and 2012:

	2013	2012
Audit fees (1)	$564,259	$552,021
Audit-related fees (2)	47,686	44,463
Tax fees (3)	1,150	750
Total fees	$613,095	$597,234

(1)	Fees relating to audit of the annual consolidated financial statements and quarterly reviews.
(2)	Fees relating to employee benefit plan audit and other audit-related matters.
(3)	Fees for tax compliance and advisory services.

Policy on Pre-Approval of Audit and Non-Audit Services

All auditing and non-audit services provided to the Company by the independent accountants are pre-approved by the Audit Committee or in certain instances by one or more of its members pursuant to delegated authority. At the beginning of each year, the Audit Committee reviews and approves all known audit and non-audit services and fees to be provided by and paid to the independent accountants. During the year, specific audit and non-audit services or fees not previously approved by the Audit Committee are approved in advance by the Audit Committee or in certain instances by one or more of its members pursuant to delegated authority. In addition, during the year the Chief Financial Officer and the Audit Committee monitor actual fees to the independent accountants for audit and non-audit services.

Audit Committee Review

The Audit Committee has reviewed the services rendered by McGladrey during 2013 and has determined that the services rendered are compatible with maintaining the independence of McGladrey as the Company’s independent registered public accounting firm.

Audit Committee Report

The Board of Directors has appointed an Audit Committee consisting of four directors. Each member of the Audit Committee is independent as defined under the NASDAQ Marketplace Rules and SEC independence requirements applicable to audit committee members.  The Board of Directors has adopted a written charter with respect to the Audit Committee’s responsibilities. The Audit Committee oversees the Company’s internal and independent auditors and assists the Board of Directors in overseeing matters relating to the Company’s financial reporting process.

In fulfilling its responsibilities, the Audit Committee reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2013 with management and discussed the audit with McGladrey LLP (“McGladrey”), the Company’s independent registered public accounting firm.  The Audit Committee also discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). This included a discussion of the independent auditors’ judgment as to the quality, not just the acceptability, of the Company’s accounting principles as applied to the Company’s financial reporting, and such other matters that generally accepted auditing standards require to be discussed with the Audit Committee. The Audit Committee also received from McGladrey the written disclosures and letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with McGladrey and management McGladrey’s independence.

Management is responsible for maintaining internal controls over financial reporting and assessing the effectiveness of internal control over financial reporting. The independent registered public accounting firm’s responsibility is to express an opinion on the effectiveness of the Company’s internal control over financial reporting based on their audit. In fulfilling its oversight responsibilities, the Audit Committee reviewed the Company’s assessment process of internal controls over financial reporting. The Audit Committee reviewed with the independent registered public accounting firm any deficiencies that had been identified during their engagement.

The Audit Committee also considered whether the provision of non-audit services by McGladrey to the Company is compatible with McGladrey’s independence.  McGladrey advised the Audit Committee that McGladrey was and continues to be independent with respect to the Company.

Based upon the reviews, discussions and considerations referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the Securities and Exchange Commission.

The Audit Committee has also recommended that the Board of Directors approve the selection of McGladrey as the Company’s independent auditors for 2014.

Submitted by the Audit Committee of the Board of Directors.

Perry W. Premdas (Chair)
Paul D. Coombs
David B. Fischer
Edward L. McMillan
being the members of the Audit
Committee of the Board of Directors

PROPOSAL NO. 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION

Since 2011, as a result of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Company’s shareholders were provided with an opportunity to vote to approve, on an advisory (nonbinding) basis, the compensation of the Company’s Named Executive Officers. At our 2013 annual meeting of stockholders, our stockholders overwhelmingly approved our “say-on-pay” resolution with more than 93% of the votes cast by the holders of Common Stock approving the executive compensation described in our 2013 Proxy Statement. In response to the voting regarding the frequency of say-on-pay, this year, the Company again seeks your advisory vote and asks that you approve the compensation of the Named Executive Officers as disclosed in this Proxy Statement.

Please refer to the sections entitled “Compensation Committee and Processes”, “Compensation Discussion and Analysis”, and the tables and narratives in the Executive Compensation portion of this Proxy Statement for the discussion and summary of the policies of the Compensation Committee which form the basis for the compensation of our Named Executive Officers and information on the amounts paid.

We are asking for shareholder approval of the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with SEC rules, which includes the disclosures under the “Compensation Discussion and Analysis,” the compensation tables and the narrative discussion accompanying the tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the policies and practices described in this Proxy Statement. Because this vote is advisory only, the vote is not binding; however, the Compensation Committee will consider the results of shareholder voting in making future compensation decisions regarding Named Executive Officers.

Assuming a quorum is present, the affirmative vote of a majority of all votes cast on the proposal, in person or by proxy, is required for approval of this proposal.  Abstentions and broker non-votes will not be counted as votes cast, and will have no effect on the vote.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

MISCELLANEOUS ITEMS

Quorum Required

Maryland law and the Company’s Bylaws require the presence of a quorum for the Meeting, defined as the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the Meeting. Abstentions will be treated as “present” for purposes of determining whether a quorum has been reached.

Voting Securities

Stockholders of record on April 24, 2013 (the “Record Date”) will be eligible to vote at the Meeting.  The voting securities of the Company consist of its Common Stock, $.06-2/3 par value, of which 30,417,372 shares were outstanding on the Record Date.  Each share of Common Stock outstanding on the Record Date will be entitled to one vote.

Stockholder Proposals for 2015 Annual Meeting

From time to time, the stockholders of the Company may wish to submit proposals which they believe should be voted upon by the stockholders.  The Securities and Exchange Commission has adopted regulations which govern the inclusion of such proposals in the Company’s annual meeting proxy materials.  In order for a proposal to be eligible for inclusion in the Company’s proxy statement for the 2015 annual meeting, it must be received by the Secretary of the Company at the Company’s principal executive offices no later than January 5, 2015 and must satisfy the other requirements in the SEC regulations. With respect to any stockholder proposal intended to be presented at the 2014 annual meeting, but not submitted for inclusion in the Company’s proxy materials for that meeting, the proxy for such meeting will confer discretionary authority to vote on such proposal unless the Company is notified of such proposal not later than March 21, 2015 (45 days prior to the anniversary of the date this Proxy Statement is first being sent to stockholders).

Matters Not Determined at the Time of Solicitation

The Board of Directors is not aware of any matters to come before the Meeting other than as described above.  If any matter other than as described above should come before the Meeting, then the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

Approval of any other matter that may come before the Annual Meeting is be determined by the affirmative vote of a majority of all votes cast on the matter, in person or by proxy.  Abstentions and broker non-votes will not be counted as votes cast, and will have no effect on the vote.

New Hampton, New York

The Annual Report to Stockholders of the Company for the fiscal year ended December 31, 2013 is being mailed to stockholders with these proxy materials.  The Annual Report does not form part of these proxy materials for the solicitation of proxies.

BALCHEM CORPORATION 52 SUNRISE PARK ROAD NEW HAMPTON, NY 10958
VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
1. Election of Directors **Nominees**	0	0	0	______________________

01 David B. Fischer 02 Perry W. Premdas 03 Dr. John Y. Televantos

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

		For	Against	Abstain
2	Ratification of the appointment of McGladrey, LLP, as the Company's independent registered public accounting firm for the year 2014.	0	0	0
3	Non-binding advisory approval of Named Executive Officers' compensation as described in the Proxy Statement.	0	0	0

For address change/comments, mark here. 0
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	0	0

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com .

REVOCABLE PROXY

BALCHEM CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING TO BE HELD JUNE 19, 2014

The undersigned hereby appoints Dino A. Rossi, Francis J. Fitzpatrick and David Ludwig, and each of them individually, as attorneys and proxies of the undersigned, with full power of substitution, at the Annual Meeting of Stockholders of Balchem Corporation scheduled to be held on June 19, 2014, and at any adjournments thereof, and to vote all shares of Common Stock of the Company which the undersigned is entitled to vote on all matters coming before said meeting. The undersigned hereby revokes all proxies previously given by the undersigned to vote at this meeting or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, the proxies will vote: FOR the nominees for election as directors named on this proxy card; FOR the ratification of the appointment of McGladrey LLP, as the Company’s independent registered public accounting firm for the year 2014; FOR approval of the compensation of our Named Executive Officers;  and in their discretion on such other matter as may properly come before the meeting.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side